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Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion of our report dated February 27, 2003, on the consolidated financial statements of Connect-Care, LLC, as of and for the year ended December 31, 2002 in the current report on Form 8-K of Firstwave Technologies, Inc. (the "Company") dated March 4, 2003, and to the incorporation by reference of our report into the Company's Registration Statements on Form S-3 (No. 333-46319 and No. 333-72666) and into the Company's Registration Statements on Form S-8 (No. 33-66456, No. 33-88304. No. 333-55939 and No. 333-55971).

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
March 4, 2003

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  Exhibit 23